Exhibit 3.24

LIMITED LIABILITY COMPANY AGREEMENT

OF

K-SEA OLP GP, LLC

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF K-SEA OLP GP, LLC (this “Agreement”), dated as of August 29, 2003, is adopted, executed, and agreed to by the sole Member (as defined below).

1. Formation. K-Sea OLP GP, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have a perpetual existence.

3. Purpose. The purpose of the Company shall be to engage in any lawful business, purpose or activity that may be engaged in by a limited liability company formed under the Act.

4. Sole Member. K-Sea Transportation Partners L.P., a Delaware limited partnership, shall be the sole member of the Company (the “Member”).

5. Contributions. The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

7. Management.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its Managers.  The Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member by the Act, the Certificate of Formation of the Company or this Agreement.  The number of Managers of the Company shall initially be two; but the number of Managers may be changed by the Member.  The initial Managers of the Company shall be Timothy J. Casey and John J. Nicola.  Managers need not be residents of the State of Delaware or Members of the Company.  The Managers, in their discretion, may (i) elect a chairman of the Managers who shall preside at any meetings of the Managers and (ii) appoint one or more officers with such power and authority as the Managers may designate.

8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

 9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

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IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the 29th day of August, 2003.

K-SEA TRANSPORTATION PARTNERS L.P.,
as Sole Member

By:	K-SEA GENERAL PARTNER L.P, its
general partner

	By:	By: K-SEA GENERAL PARTNER GP LLC,
its general partner

Timothy J. Casey
Timothy J. Casey
Manager